Exhibit 99.1

PRESS RELEASE

NASDAQ OMX Appoints New Board Member

Steven D. Black Appointed to the NASDAQ OMX Board

NEW YORK, December 16, 2011 — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) today announced the addition of Steven D. Black to the NASDAQ OMX Board of Directors following his appointment by the board on December 14, 2011.

Mr. Black is the former Vice Chairman of JPMorgan Chase and member of JPMorgan Chase’s Operating Committee and Executive Committee. He served as Vice Chairman from January 2010 until 2011 after serving as Executive Chairman of J.P. Morgan’s Investment Bank since September 2009. He was co-CEO of the Investment Bank from 2004 to 2009.

Prior to his role as co-CEO of the Investment Bank, he was deputy co-CEO since 2003. Before that Mr. Black was head of the Global Equities business since joining the firm in the spring of 2000, following a career with Citigroup and his predecessor firms.

Mr. Black began his career at Smith Barney in 1974 as a trainee. He worked as a trader and managed trading businesses for a number of years before being named head of the Tax Exempt Securities Group in 1988. In 1996, he was promoted to Chief Operating Officer of the firm. After the Smith Barney merger with Salomon Brothers, he was named Vice Chairman and continued in that role at the time of the Citigroup merger with Salomon Smith Barney in 1998.

“We are elated Mr. Black has joined our board of directors,” said H. Furlong Baldwin, Chairman, NASDAQ OMX. “Mr. Black brings a wealth of invaluable experience and a history of achievement and success in the financial services industry.”

Robert Greifeld, Chief Executive Officer, NASDAQ OMX, said, “We welcome Mr. Black and his expertise as NASDAQ OMX continues to execute its business plan in an increasingly complex global economy.”

NASDAQ OMX’s board of directors is comprised of 17 members with the addition of Mr. Black.

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

NASDAQ OMX Media Contact:

Frank De Maria

+212.231.5183

Frank.demaria@nasdaqomx.com

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